EXHIBIT 99

NEWS RELEASE

PGT Reports 2015 Second Quarter Results

VENICE, FL., August 5, 2015 - PGT, Inc. (NASDAQ: PGTI), the leading U.S. manufacturer and supplier of residential impact-resistant windows and doors, announces financial results for its second quarter and six months ended July 4, 2015.

“In the second quarter of 2015, we generated sales of $100.8 million. This represents our highest sales level since the second quarter of 2006 and the second time in our history that we achieved quarterly sales in excess of $100 million. Our second quarter sales increased $19.2 million, or 23.5%, over our 2014 second quarter, due primarily to the CGI acquisition. CGI continues to exceed our expectations, and contributed to an overall 29.0% increase in sales of impact windows and doors in the second quarter, compared to last year. New construction sales increased 39.3%, while repair and remodeling sales increased 14.8%,” said PGT’s Chairman of the Board and Chief Executive Officer, Rod Hershberger.

Mr. Hershberger concluded, “Our new WinGuard and EnergyVue vinyl lines are taking hold in the market as demand for these products has been solid and they have been widely accepted by our customer base. With single-family housing starts in Florida on the rise, increasing 24% in the second quarter of 2015 compared to last year, and the addition of CGI, we are well positioned to take advantage of gains in new construction throughout our core markets. We continue to hire and train new people to keep pace with the increased demand for our products and have expanded our workforce to nearly 2,200 employees, all dedicated to and at the core of our continued success. I am thankful to all of our employees for their contributions and hard work every day.”

Financial highlights for the second quarter ended July 4, 2015, compared to the second quarter of last year, include:

●	Net sales of $100.8 million, an increase of $19.2 million, or 23.5%;

●	Gross margin of 32.7%, up from 32.0%;

●	Selling, general and administrative expense as a percentage of net sales was 16.6%, compared to 15.9%;

●	Net income of $6.8 million, compared to $7.8 million;

●
Net income, adjusted for the costs related to new vinyl product launch and manufacturing lines start-up, and the effect of a non-recurring charge to income tax expense, was $8.6 million, compared to $7.8 million;

●           Adjusted net income per diluted share of $0.17, compared to $0.16;

●	EBITDA, adjusted for the costs related to new product launch and manufacturing lines start-up, of $18.9 million, compared to $14.5 million;

Commenting on the second quarter, Brad West, PGT’s Chief Financial Officer, stated, “Gross profit dollars of $32.9 million, increased $6.8 million, or 26.0%, compared to last year’s second quarter. Gross margin was 32.7%, representing an increase of 0.7% over last year’s second quarter. The increase in gross margin over the second quarter of 2014 includes an improvement of 1.3% attributable to lower glass costs due to the increase in our capacity to make more of our own glass. The increase in gross margin also includes the impact of our previously announced price increase and the addition of CGI. These increases were partially offset by higher employee and other overhead costs due to the increase in sales.”

Mr. West continued, “Adjusted EBITDA improved to $18.9 million, increasing 30.6%, over our 2014 second quarter. As a percentage of sales, selling, general and administrative expenses increased to 16.6%, from 15.9% in the 2014 second quarter. The increase in this percentage was primarily driven by increases in non-cash expenditures, including amortization of the intangible assets from the CGI acquisition. We continue to be focused on leveraging our fixed SG&A costs and controlling our spending in this area.”

Concluding his comments, Mr. West stated, “Our income tax expense and the effective tax rate of 48.2% for the second quarter of 2015 were negatively impacted by a non-recurring charge of $1.6 million, related to an income tax expense previously classified within comprehensive earnings. Excluding this charge, our effective tax rate for the second quarter was 36.0%.”

Financial highlights for the six months ended July 4, 2015, compared to the same period last year, include:

●	Net sales of $196.1 million, an increase of $51.8 million, or 35.9%;

●	Gross margin of 32.6%, up from 31.8%;

●	Selling, general and administrative expense as a percentage of net sales was 17.6%, compared to 18.2%;

●	Net income of $13.4 million, compared to $11.2 million;

●
Net income, adjusted for the costs related to new vinyl product launch and manufacturing lines start-up, and the effect of a non-recurring charge to income tax expense, was $15.6 million, compared to $11.2 million;

●           Adjusted net income per diluted share of $0.31, compared to $0.22;

●	EBITDA, adjusted for the costs related to new product launch and manufacturing lines start-up, was $35.2 million, compared to $22.1 million;

Jeff Jackson, PGT’s President and Chief Operating Officer, commented on the second quarter, stating, “Over the last two years, we have experienced a period of significant growth which has come from both a rebound in the housing market and our ability to capture market share through our marketing programs and our ability to innovate. This period of growth has been one of the most exciting and pleasing times in the history of our company. However, this period of growth at times has come at a cost due to factors including increased material costs from the need to purchase custom laminated glass units, and inefficiencies in labor and scrap rates as the result of adding new employees. In 2013 and 2014, these factors had a negative impact on our gross margins. We responded to these factors by building our new, state-of-the-art glass processing facility, and implementing programs to train the newest members of our PGT family on our manufacturing processes. These initiatives have driven improvements in margins in the first six months of 2015.”

Mr. Jackson concluded, “We are beginning to reap the benefits of our glass capacity expansion by decreasing our cost of glass, which will further improve as our next laminated glass line becomes fully operational during the third quarter. We also expect to start supplying glass to CGI later in 2015, with the goal being to lower CGI’s cost of glass as well. CGI’s growth has been excellent, and we expect to continue to benefit from increased demand for its products. For the third quarter of 2015, we estimate that consolidated sales will range between $99 million and $101 million, which, combined with sustained operating performance, we believe will result in gross margins on par with the first half of 2015.”

Conference Call

As previously announced, PGT will hold a conference call Thursday, August 6, 2015, at 11:00 a.m. eastern time and will simultaneously broadcast it live over the Internet. To participate in the teleconference, kindly dial into the call a few minutes before the start time: 877-769-6798 (U.S. and Canada) and 678-894-3060 (international). A replay of the call will be available beginning August 6, 2015, at 2:00 p.m. eastern time through August 12, 2015. To access the replay, dial 855-859-2056 (U.S. and Canada) and 404-537-3406 (international) and refer to pass code 71438639.

The webcast will also be available through the Investor Relations section of the PGT, Inc. website, http://www.pgtindustries.com.

About PGT, Inc.

PGT, INC. (NASDAQ: PGTI), headquartered in North Venice, Florida, through its wholly-owned subsidiaries, creates products which focus on protecting and enhancing the beauty and functionality of homes and businesses. The Company’s trusted brands include PGT Windows & Doors, and CGI Windows & Doors. PGT, Inc. holds a solid leadership position within its primary market and is part of the S&P SmallCap 400 Index. For additional information, visit ir.pgtindustries.com.

About PGT Windows & Doors

PGT Windows & Doors pioneered the U. S. impact-resistant window and door industry, and today is the nation’s leading manufacturer and supplier of residential impact-resistant windows & doors. Founded in 1980, PGT employs approximately 1,850 at its manufacturing, glass laminating and tempering plants and headquarters offices in North Venice, Florida. Utilizing the latest designs and technology, PGT Windows & Doors are ideal for new construction and replacement projects serving residential, commercial, high-rise and institutional markets. PGT’s product lines include PGT Aluminum & Vinyl Windows and Doors; PGT EnergyVue; PGT WinGuard; PGT PremierVue; PGT Architectural Systems; and PGT Eze-Breeze Sliding Panels. PGT Windows & Doors is a wholly-owned subsidiary of PGT, Inc. (NASDAQ: PGTI). For additional information, visit www.pgtindustries.com.

About CGI Windows & Doors

CGI Windows & Doors was established in 1992, and has consistently built a reputation based on designing and manufacturing quality impact resistant products that meet or exceed the stringent Miami-Dade County impact standards. CGI has approximately 330 employees at its manufacturing plant in Miami, Florida. Today, CGI continues to lead as an innovator in product craftsmanship, strength and style, and its brands are highly recognized and respected by the architectural community. CGI product lines include the Estate Collection, Sentinel by CGI, Estate Entrances, Commercial Series and Targa by CGI. CGI Windows and Doors is a wholly owned subsidiary of PGT, Inc. (NASDAQ: PGTI). For additional information, visit www.cgiwindows.com.

Forward-Looking Statements

From time to time, we have made or will make forward-looking statements within the meaning of Section 21E of the Exchange Act. These statements do not relate strictly to historical or current facts. Forward-looking statements usually can be identified by the use of words such as “goal”, “objective”, “plan”, “expect”, “anticipate”, “intend”, “project”, “believe”, “estimate”, “may”, “could”, or other words of similar meaning. Forward-looking statements provide our current expectations or forecasts of future events, results, circumstances or aspirations. Our disclosures in this report contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. We may also make forward-looking statements in our other documents filed or furnished with the Securities and Exchange Commission and in oral presentations. Forward-looking statements are based on assumptions and by their nature are subject to risks and uncertainties, many of which are outside of our control. Our actual results may differ materially from those set forth in our forward-looking statements. There is no assurance that any list of risks and uncertainties or risk factors is complete. Factors that could cause actual results to differ materially from those described in our forward-looking statements include, but are not limited to:

•	Changes in new home starts and home remodeling trends
•	The economy in the U.S. generally or in Florida where the substantial portion of our sales are generated
•	Raw material prices, especially aluminum
•	Transportation costs
•	Level of indebtedness
•	Dependence on our WinGuard branded product lines
•	Product liability and warranty claims
•	Federal and state regulations
•	Dependence on our manufacturing facilities

Any forward-looking statements made by us or on our behalf speak only as of the date they are made and we do not undertake any obligation to update any forward-looking statement to reflect the impact of subsequent events or circumstances. Before making any investment decision, you should carefully consider all risks and uncertainties disclosed in all our SEC filings, including our reports on Forms 8-K, 10-Q and 10-K and our registration statements under the Securities Act of 1933, as amended, all of which are accessible on the SEC’s website at www.sec.gov and at  http://ir.pgtindustries.com/sec.cfm.

Use of Non-GAAP Financial Measures

This Press Release and the financial schedules include financial measures and terms not calculated in accordance with U.S. generally accepted accounting principles (GAAP). We believe that presentation of non-GAAP measures such as adjusted net income, adjusted net income per share, EBITDA and adjusted EBITDA provides investors and analysts with an alternative method for assessing our operating results in a manner that enables investors and analysts to more thoroughly evaluate our current performance compared to past performance. We also believe these non-GAAP measures provide investors with a better baseline for assessing our future earnings potential. The non-GAAP measures included in this release are provided to give investors access to types of measures that we use in analyzing our results.

Adjusted net income consists of GAAP net income adjusted for the items included in the accompanying reconciliation. Adjusted net income per share consists of GAAP net income per share adjusted for the items included in the accompanying reconciliation. We believe these measures enable investors and analysts to more thoroughly evaluate our current performance as compared to the past performance and provide a better baseline for assessing the company’s future earnings potential. However, these measures do not provide a complete picture of our operations.

EBITDA consists of GAAP net income adjusted for the items included in the accompanying reconciliation. Adjusted EBITDA consists of EBITDA adjusted for the items included in the accompanying reconciliation. We believe that EBITDA and adjusted EBITDA provide useful information to investors and analysts about the company’s performance because they eliminate the effects of period to period changes in taxes, costs associated with capital investments and interest expense. EBITDA and adjusted EBITDA do not give effect to the cash the company must use to service its debt or pay its income taxes and thus do not reflect the funds generated from operations or actually available for capital investments.

Our calculations of adjusted net income, adjusted net income per share, EBITDA and adjusted EBITDA are not necessarily comparable to calculations performed by other companies and reported as similarly titled measures. These non-GAAP measures should be considered in addition to results prepared in accordance with GAAP, but should not be considered a substitute for or superior to GAAP measures. Schedules that reconcile adjusted net income, adjusted net income per share, EBITDA and adjusted EBITDA to GAAP net income are included in the financial schedules accompanying this release.

CONTACT: PGT, Inc.
Brad West, Vice President and CFO
941-480-1600
bwest@pgtindustries.com

PGT, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited - in thousands, except per share amounts)

	Three Months Ended		Six Months Ended
	July 4,	June 28,	July 4,	June 28,
	2015	2014	2015	2014

Net sales	$100,833	$81,622	$196,134	$144,346
Cost of sales	67,894	55,476	132,148	98,429
Gross profit	32,939	26,146	63,986	45,917
Selling, general and administrative expenses	16,776	12,952	34,440	26,329
Income from operations	16,163	13,194	29,546	19,588
Interest expense	2,940	891	5,853	1,789
Other expense (income), net	127	(278)	226	(101)
Income before income taxes	13,096	12,581	23,467	17,900
Income tax expense	6,316	4,780	10,035	6,747
Net income	$6,780	$7,801	$13,432	$11,153

Basic net income per common share	$0.14	$0.17	$0.28	$0.24

Diluted net income per common share	$0.13	$0.16	$0.27	$0.22

Weighted average common shares outstanding:
Basic	48,077	47,265	47,899	47,207

Diluted	50,283	49,706	50,155	49,716

PGT, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(unaudited - in thousands)

	July 4,	January 3,
	2015	2015
ASSETS
Current assets:
Cash and cash equivalents	$47,487	$42,469
Accounts receivable, net	37,638	25,374
Inventories	23,482	19,970
Prepaid expenses and other current assets	6,603	6,464
Deferred income taxes	5,110	5,160
Total current assets	120,320	99,437

Property, plant and equipment, net	66,218	60,898
Intangible assets, net	81,041	82,724
Goodwill	66,580	66,580
Other assets, net	2,426	2,110
Total assets	$336,585	$311,749

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
Accounts payable and accrued expenses	$21,524	$17,328
Current portion of long-term debt	1,964	1,962
Total current liabilities	23,488	19,290

Long-term debt	191,126	191,792
Deferred income taxes	25,956	25,956
Other liabilities	889	735
Total liabilities	241,459	237,773

Total shareholders' equity	95,126	73,976
Total liabilities and shareholders' equity	$336,585	$311,749

PGT, INC.
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES TO THEIR GAAP EQUIVALENTS
(unaudited - in thousands, except per share amounts)

	Three Months Ended		Six Months Ended
	July 4,	June 28,	July 4,	June 28,
	2015	2014	2015	2014
Reconciliation to Adjusted Net Income and
Adjusted Net Income per share (1):
Net income	$6,780	$7,801	$13,432	$11,153
Reconciling items:
New product launch and glass lines
start-up costs (2)	349	-	914	-
Tax effect of reconciling items	(135)	-	(354)	-
Discrete item in income tax expense (3)	1,595	-	1,595	-
Adjusted net income	$8,589	$7,801	$15,587	$11,153

Weighted average shares outstanding:
Diluted	50,283	49,706	50,155	49,716

Adjusted net income per share - diluted	$0.17	$0.16	$0.31	$0.22

Reconciliation to EBITDA and Adjusted EBITDA:
Net income	$6,780	$7,801	$13,432	$11,153
Reconciling items:
Depreciation and amortization expense	2,557	1,029	4,925	2,443
Interest expense	2,940	891	5,853	1,789
Income tax expense	6,316	4,780	10,035	6,747
EBITDA	18,593	14,501	34,245	22,132
Add-backs:
New product launch and glass lines
start-up costs (2)	349	-	914	-
Adjusted EBITDA	$18,942	$14,501	$35,159	$22,132
Adjusted EBITDA as percentage of net sales	18.8%	17.8%	17.9%	15.3%

(1) The Company's non-GAAP financial measures were explained in its Form 8-K filed August 5, 2015.

(2) Costs associated with new product launch and the insulated and laminated glass lines start-up costs, of which $119 thousand is included in selling, general and administrative expenses and $230 thousand is included in cost of goods sold in the three months ended July 4, 2015, and $304 thousand is included in selling, general and administrative expenses and $610 thousand is included in cost of goods sold in the six months ended July 4, 2015.

(3) Represents income tax expense previously classified within accumulated other comprehensive losses, relating to the intraperiod income taxes on our effective aluminum hedges. This amount, previously allocated to other comprehensive income, was reversed in the three months ended July 4, 2015.